Exhibit 10.1

EXECUTION COPY

SECOND AMENDED AND RESTATED ADVISORY AGREEMENT

BY AND AMONG

CANTOR FITZGERALD INCOME TRUST, INC.,

CANTOR FITZGERALD INCOME TRUST OPERATING PARTNERSHIP, L.P.,

CANTOR FITZGERALD INCOME ADVISORS, LLC AND

CANTOR FITZGERALD INVESTORS, LLC

TABLE OF CONTENTS

Article 1 DEFINITIONS		1
Article 2 APPOINTMENT		5
Article 3 DUTIES OF THE ADVISOR		6

3.01	Offering Services	6
3.02	Acquisition Services	6
3.03	Asset Management Services	7
3.04	Accounting and Other Administrative Services	8
3.05	Stockholder Services	9
3.06	Financing Services	9
3.07	Disposition Services	9

Article 4 AUTHORITY OF ADVISOR		9

4.01	Powers of the Advisor	9
4.02	Approval by the Board	10
4.03	Modification or Revocation of Authority of Advisor	10

Article 5 BANK ACCOUNTS		10
Article 6 RECORDS AND ACCESS		10
Article 7 LIMITATION ON ACTIVITIES		10
Article 8 FEES		10

8.01	Asset Management Fees	10
8.02	Disposition Fees	11
8.03	Refinancing Coordination Fee	11
8.04	Operating Partnership Interests	11
8.05	Changes to Fee Structure	11
8.06	Payment in Shares	11

Article 9 EXPENSES		11

9.01	General	11
9.02	Initial Organization and Offering Expenses	12
9.03	Timing of and Additional Limitations on Reimbursements	13

Article 10 OTHER SERVICES		14
Article 11 VOTING AGREEMENT		14
Article 12 RELATIONSHIP OF ADVISOR AND COMPANY; OTHER ACTIVITIES OF THE ADVISOR		14

12.01	Relationship	14
12.02	Time Commitment	14
12.03	Investment Opportunities and Allocation	15

Article 13 THE RODIN NAME		15
Article 14 TERM AND TERMINATION OF THE AGREEMENT		16

14.01	Term	16
14.02	Termination by the Parties	16
14.03	Payments on Termination and Survival of Certain Rights and Obligations	16

Article 15 ASSIGNMENT		17
Article 16 INDEMNIFICATION AND LIMITATION OF LIABILITY		17

16.01	Indemnification	17
16.02	Limitation on Indemnification	17
16.03	Limitation on Payment of Expenses	18
16.04	Indemnification by Advisor	18

Article 17 NON-SOLICITATION		18
Article 18 MISCELLANEOUS		18

18.01	Notices	18
18.02	Modification	19
18.03	Severability	19
18.04	Construction	19
18.05	Entire Agreement	19
18.06	Waiver	19
18.07	Interpretation	19
18.08	Headings	19
18.09	Counterparts	19

ii

SECOND AMENDED AND RESTATED ADVISORY AGREEMENT

THIS SECOND AMENDED AND RESTATED ADVISORY AGREEMENT (this “Agreement”), dated as of August 10, 2020 (the “Effective Date”), is entered into by and among Cantor Fitzgerald Income Trust, Inc. (f/k/a Rodin Global Property Trust, Inc.), a Maryland corporation (the “Company”). Cantor Fitzgerald Income Trust Operating Partnership, L.P. (f/k/a Rodin Global Property Trust Operating Partnership, L.P.), a Delaware limited partnership (the “Operating Partnership”), Cantor Fitzgerald Income Advisors, LLC (f/k/a Rodin Global Property Advisors, LLC), a Delaware limited liability company (the “Advisor”) and, solely with respect to Article 13 and Section 9.03, Cantor Fitzgerald Investors, LLC, a Delaware limited liability company (the “Sponsor”). Capitalized terms used herein shall have the meanings ascribed to them in Article 1 below.

WITNESSETH

WHEREAS, the Company, the Operating Partnership, and, solely with respect to Article 13 and Section 9.03 thereof, the Sponsor and, solely with respect to Section 9.03 thereof, Cantor Fitzgerald Income Trust OP Holdings, LLC (f/k/a Rodin Global Property Trust OP Holdings, LLC) and the Advisor entered into that certain amended and restated advisory agreement dated as of June 29, 2018 (the “Amended Agreement”), pursuant to which the Advisor agreed to render certain services to the Company and the Operating Partnership;

WHEREAS, the Company intends to qualify as a REIT and intends to invest its funds in investments permitted by the terms of Sections 856 through 860 of the Code;

WHEREAS, the Company is the general partner of the Operating Partnership and intends to conduct all of its business and make all or substantially all Investments through the Operating Partnership;

WHEREAS, the Company and the Operating Partnership desire to avail themselves of the knowledge, experience, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor undertake the duties and responsibilities set forth herein, on behalf of, and subject to the supervision of, the Board of the Company, all as provided herein;

WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Board, on the terms and conditions hereinafter set forth; and

WHEREAS, the Company, the Operating Partnership, the Sponsor and the Advisor desire to amend and restate the terms of the Amended Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings specified below:

Acquisition Expenses means any and all expenses incurred by the Company, the Operating Partnership, the Advisor or any of their Affiliates in connection with the selection, evaluation, acquisition, origination or development of any Investments, whether or not acquired or originated, as applicable, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, surveys and environmental site assessments, nonrefundable option payments on properties or other investments not acquired, accounting fees and expenses, title insurance premiums, and the costs of performing due diligence.

Advisor means: (i) Cantor Fitzgerald Income Advisors, LLC, a Delaware limited liability company; or (ii) any successor advisor to the Company.

Affiliate or Affiliated means with respect to any Person: (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent or more of the outstanding voting securities of such other Person; (ii) any Person ten percent or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner. An entity shall not be deemed to control or be under common control with a program sponsored by the Sponsor unless (A) the entity owns ten percent or more of the voting equity interests of such program or (B) a majority of the Board (or equivalent governing body) of such program is composed of Affiliates of the entity.

Anniversary Date means the end of the quarter in which the first anniversary of the commencement of the Company’s follow-on offering of its common stock pursuant to the Registration Statement on Form S-11 (File No. 333-237327), initially filed with the U.S. Securities and Exchange Commission on March 20, 2020, occurs.

Asset Management Fee means the fees payable to the Advisor pursuant to Section 8.01.

Average Invested Assets means, for a specified period, the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in Investments before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period.

Board means the board of directors of the Company, as of any particular time.

Bylaws means the bylaws of the Company, as amended from time to time.

Cause means with respect to the termination of this Agreement, fraud, criminal conduct, willful misconduct, gross negligence or breach of fiduciary duty by the Advisor, or a material breach of this Agreement by the Advisor, which has not been cured within thirty (30) days after written notice thereof.

Charter means the articles of incorporation of the Company, as amended from time to time.

Class AX Shares has the meaning set forth in the Charter.

Class D Shares has the meaning set forth in the Charter.

Class I Shares has the meaning set forth in the Charter.

Class IX Shares has the meaning set forth in the Charter.

Class S Shares has the meaning set forth in the Charter.

Class T Shares has the meaning set forth in the Charter.

Class TX Shares has the meaning set forth in the Charter.

Code means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

Company means Cantor Fitzgerald Income Trust, Inc., a corporation organized under the laws of the State of Maryland.

Dealer Manager means Cantor Fitzgerald & Co., a New York general partnership, or such other Person or entity selected by the Board to act as dealer manager for the Offering.

Distribution means any distributions of money or other property by the Company to Stockholders, including distributions that may constitute a return of capital for federal income tax purposes.

Distribution Fee has the meaning set forth in the Charter.

Excess Amount has the meaning set forth in Section 9.03.

Expense Year has the meaning set forth in Section 9.03.

FINRA means the Financial Industry Regulatory Authority, Inc.

GAAP means generally accepted accounting principles as in effect in the United States of America from time to time.

Good Reason means either: (i) any failure by the Company or the Operating Partnership to obtain a satisfactory agreement from any successor to the Company or the Operating Partnership to assume and agree to perform the Company’s or the Operating Partnership’s obligations under this Agreement; or (ii) any material breach of this Agreement of any nature whatsoever by the Company or the Operating Partnership.

Gross Proceeds means the aggregate purchase price of all Shares sold for the account of the Company through an Offering, without deduction for Organization and Offering Expenses, and not including Shares sold pursuant to the Company’s distribution reinvestment plan.

Independent Directors has the meaning set forth in the Charter.

Independent Appraisers has the meaning set forth in the Charter.

Initial Public Offering means the initial public offering of Shares registered on Registration Statement No. 333-214130 on Form S-11.

Investments means any investments by the Company or the Operating Partnership in Properties, Loans and all other permitted investments in which the Company or the Operating Partnership may acquire an interest, either directly or indirectly, including through ownership interests in a Joint Venture, pursuant to its Charter, Bylaws or operating partnership agreement, as applicable, and the investment objectives and policies adopted by the Board from time to time, other than short-term investments acquired for purposes of cash management.

Joint Venture means any joint venture, limited liability company, partnership or other entity arrangements in which the Company or any of its subsidiaries is a co-venturer, member or partner established to acquire or hold Investments.

Listing means the listing of the Shares on a national securities exchange. Upon such Listing, the Shares shall be deemed “Listed.”

Loans means mortgage loans and other types of debt investments made by the Company or the Operating Partnership, either directly or indirectly, including through ownership interests in a Joint Venture, including, without limitation, mezzanine loans, B-Notes, bridge loans, convertible debt, wraparound mortgage loans, construction mortgage loans, loans on leasehold interests, and participations in such loans.

NASAA REIT Guidelines means the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association as in effect on the Effective Date.

NAV means the Company’s net asset value, calculated on a monthly basis pursuant to the Company’s Valuation Guidelines.

Net Income means, for any period, the Company’s total revenues applicable to such period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts or other similar non-cash reserves; provided, however, Net Income for purposes of calculating total allowable Operating Expenses (as defined herein) shall exclude the gain from the sale of the Company’s assets.

Offering means any offering of Shares that is registered with the SEC, excluding Shares offered under any employee benefit plan.

Operating Expenses means all costs and expenses paid or incurred by the Company, as determined under GAAP, that in any way are related to the operation of the Company or its business, including asset management fees paid to the Advisor, but excluding: (i) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and Listing; (ii) interest payments; (iii) taxes; (iv) non-cash expenditures such as depreciation, amortization, and bad debt reserves; (v) incentive fees paid in compliance with the NASAA REIT Guidelines; and (vi) acquisition fees, Acquisition Expenses, disposition fees on the sale of real property and other fees and expenses connected with the acquisition, financing, origination, disposition and ownership of real estate interests, loans or other property (other than disposition fees on the sale of assets other than real property), including the costs of foreclosure, insurance premiums, legal services, maintenance, repair, and improvement of property. The definition of “Operating Expenses” set forth above is intended to encompass only those expenses which are required to be treated as “Total Operating Expenses” under the NASAA REIT Guidelines. As a result, and notwithstanding the definition set forth above, any expense of the Company which is not part of Total Operating Expenses under the NASAA REIT Guidelines shall not be treated as part of “Operating Expenses” for purposes hereof.

Operating Partnership means Cantor Fitzgerald Income Trust Operating Partnership, LP, a Delaware limited partnership formed to own and operate Investments on behalf of the Company.

Operating Partnership Agreement means the limited partnership agreement by and among the Company, the Sponsor and Cantor Fitzgerald Income Trust OP Holdings, LLC, as amended.

OP Units means the units of limited partnership interest in the Operating Partnership.

Organization and Offering Expenses means any and all costs and expenses incurred by or on behalf of the Company and to be paid from the assets of the Company in connection with the formation of the Company and the qualification and registration of an Offering, and the marketing and distribution of Shares, including, without limitation, total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys), expenses for printing, preparing and amending registration statements or supplementing prospectuses, mailing and distributing costs, salaries of employees while engaged in sales activities, telephone and other telecommunications costs, all advertising and marketing expenses, charges of transfer agents, registrars, trustees, escrow holders, depositories and experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of the Shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees, bona-fide due diligence expenses of broker-dealers and expenses incurred by the Advisor for administrative services related to the issuance of the Shares.

Performance Participation has the meaning set forth in the Operating Partnership Agreement.

Person means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

Property means any real property or properties transferred or conveyed to the Company or the Operating Partnership, either directly or indirectly, including through ownership interests in a Joint Venture.

Property Manager means an entity that has been retained to perform and carry out property management services at one or more of the Properties, excluding persons, entities or independent contractors retained or hired to perform facility management or other services or tasks at a particular Property, the costs for which are passed through to and ultimately paid by the tenant at such Property.

Prospectus means the Company’s final prospectus for any public offering within the meaning of Section 2(10) of the Securities Act of 1933, as amended.

Quarterly Statement has the meaning set forth in Section 9.03.

Registration Statement means the registration statement filed by the Company with the SEC on Form S-11 (Reg. No. 333-214130), as amended from time to time, in connection with the Initial Public Offering.

REIT means a “real estate investment trust” under Sections 856 through 860 of the Code.

SEC means the United States Securities and Exchange Commission.

Securities means any Shares, any other stock, shares or other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing.

Selling Commissions has the meaning set forth in the Charter.

Shares means collectively, the Class AX Shares, Class D Shares, Class I Shares, Class IX Shares, Class S Shares, Class T Shares and Class TX Shares.

Sponsor means Cantor Fitzgerald Investors, LLC, a Delaware limited liability company.

Stockholders means the registered holders of the Shares.

Termination Date means the date of termination of the Agreement determined in accordance with Article 14 hereof.

Unreimbursed Operating Expenses has the meaning set forth in Section 9.03.

Valuation Guidelines means the valuation guidelines adopted by the Board, as amended from time to time.

2%/25% Guidelines means the requirement pursuant to the NASAA REIT Guidelines that, in any period of four consecutive fiscal quarters, total Operating Expenses not exceed the greater of 2.0% of the Company’s Average Invested Assets during such 12-month period or 25.0% of the Company’s Net Income over the same 12- month period.

ARTICLE 2

APPOINTMENT

The Company and the Operating Partnership hereby appoint the Advisor to serve as their advisor and asset manager subject to the terms and upon the conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.

ARTICLE 3

DUTIES OF THE ADVISOR

The Advisor is responsible for managing, operating, directing and supervising the operations and administration of the Company and its assets. The Advisor undertakes to use its commercially reasonable efforts to present to the Company and the Operating Partnership potential investment opportunities, to make investment decisions on behalf of the Company subject to the limitations in the Company’s Charter, the direction and oversight of the Board and Section 4.03 hereof, and to provide the Company with a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted from time to time by the Board. Subject to the limitations set forth in this Agreement, including Article 4 hereof, and the continuing and exclusive authority of the Board over the management of the Company, the Advisor shall, either directly or by engaging an Affiliate or third party, perform the following duties at the request of the Company and the Operating Partnership:

3.01 Offering Services. The Advisor shall manage and supervise:

(i)    Development of the Initial Public Offering and any subsequent or simultaneous Offering approved by the Board, including the determination of the specific terms of the securities to be offered by the Company, preparation of all offering and related documents, and obtaining all required regulatory approvals of such documents;

(ii)    Along with the Dealer Manager, approval of the participating broker-dealers and negotiation of the related selling agreements;

(iii)    Coordination of the due diligence process relating to participating broker-dealers and their review of the Registration Statement and other Offering and Company documents;

(iv)    Preparation and approval of all marketing materials contemplated to be used by the Dealer Manager or others relating to the Offering;

(v)    Along with the Dealer Manager, negotiation and coordination with the transfer agent for the receipt, collection, processing and acceptance of subscription agreements, commissions, and other administrative support functions;

(vi)    Creation and implementation of various technology and electronic communications related to the Offering; and

(vii)    All other services related to the Offering, other than services that (a) are to be performed by the Dealer Manager, (b) the Company elects to perform directly or (c) would require the Advisor to register as a broker-dealer with the SEC, FINRA or any state.

3.02 Acquisition Services.

The Advisor shall:

(i)    Serve as the Company’s investment and financial advisor and obtain certain market research and economic and statistical data in connection with the Company’s Investments and investment objectives and policies;

(ii)    Subject to Article 4 hereof and the investment objectives and policies of the Company: (a) locate, analyze and select potential Investments; (b) structure and negotiate the terms and conditions of transactions pursuant to which the Investments will be made; and (c) acquire Investments on behalf of the Company;

(iii)    Oversee the due diligence process related to prospective investments;

(iv)    Prepare reports regarding prospective investments which include recommendations and supporting documentation necessary for the Board to evaluate the prospective investments;

(v)    Obtain reports (which may be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of prospective investments of the Company; and

(vi)    Negotiate and execute approved Investments and other transactions.

3.03 Asset Management Services.

The Advisor shall:

(i)    Investigate, select, and, on behalf of the Company and the Operating Partnership, engage and conduct business with such Persons as the Advisor deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies, Property Managers and any and all Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services;

(ii)    Monitor applicable markets and obtain reports (which may be prepared by the Advisor or its Affiliates) where appropriate, concerning the value of Investments of the Company and the Operating Partnership;

(iii)    Monitor and evaluate the performance of Investments of the Company, provide daily management services to the Company and perform and supervise the various management and operational functions related to the Company’s Investments;

(iv)    Formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of Investments on an overall portfolio basis;

(v)    Oversee the performance by the Property Managers of their duties, including collection and proper deposits of rental payments and payment of Property expenses and maintenance;

(vi)    Conduct periodic on-site property visits to some or all (as the Advisor deems reasonably necessary) of the Properties to inspect the physical condition of the Properties and to evaluate the performance of the Property Managers;

(vii)    Review, analyze and comment upon the operating budgets, capital budgets and leasing plans prepared and submitted by each Property Manager and aggregate these property budgets into the Company’s overall budget;

(viii) Coordinate and manage relationships between the Company, the Operating Partnership and any Joint Venture partners;

(ix)    Provide financial and operational planning services and investment portfolio management functions;

(x)    Assist the Board in the development, oversight, implementation and coordination of the Company’s NAV procedures;

(xi)    Provide information in connection with the Company’s Properties and Investments to the Independent Appraisers and other parties involved in determining the NAV and obtain market quotations or conduct fair valuation determinations concerning the value of Investments; and

(xii)    Monitor each Independent Appraiser’s valuation process to ensure that it complies with the Valuation Guidelines.

3.04 Accounting and Other Administrative Services.

The Advisor shall:

(i)    Manage and perform the various administrative functions necessary for the management of the day- to-day operations of the Company;

(ii)    From time-to-time, or at any time reasonably requested by the Board, make reports to the Board on the Advisor’s performance of services to the Company under this Agreement;

(iii)    Make reports to the Board, at least annually, of the allocation of Investments that have been allocated by the Sponsor to the Company and any other programs advised, sponsored or organized by the Sponsor or its Affiliates;

(iv)    Coordinate with the Company’s independent auditors to prepare and deliver to the Company’s audit committee an annual report covering the Advisor’s compliance with certain material aspects of this Agreement;

(v)    Provide or arrange for administrative services and items, legal and other services, office space, office furnishings, personnel and other overhead items necessary and incidental to the Company’s business and operations;

(vi)    Provide financial and operational planning services and portfolio management functions;

(vii)    Maintain accounting data and any other information concerning the activities of the Company as shall be needed to prepare and file all periodic financial reports and returns required to be filed with the SEC and any other regulatory agency, including annual financial statements;

(viii) Maintain all appropriate books and records of the Company;

(ix)    Oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;

(x)    Supervise the performance of such ministerial and administrative functions as may be necessary in connection with the daily operations of the Company;

(xi)    Provide the Company with all necessary cash management services;

(xii)    Manage and coordinate with the transfer agent the distribution process and payments to Stockholders;

(xiii) Consult with the officers of the Company and the Board, and assist in evaluating and obtaining adequate insurance coverage based upon risk management determinations;

(xiv)    Provide the officers of the Company and the Board with timely updates related to the overall regulatory environment affecting the Company, as well as managing compliance with such matters;

(xv)    Consult with the officers of the Company and the Board relating to the corporate governance structure and appropriate policies and procedures related thereto; and

(xvi)    Oversee all reporting, record keeping, internal controls and similar matters in a manner to allow the Company to comply with applicable law including the Sarbanes-Oxley Act of 2002.

3.05 Stockholder Services.

The Advisor shall:

(i)    Manage communications with Stockholders, including answering phone calls, preparing and sending written and electronic reports and other communications; and

(ii)    Establish technology infrastructure to assist in providing Stockholder support and service.

3.06 Financing Services.

The Advisor shall:

(i)    Identify and evaluate potential financing and refinancing sources, engaging a third-party broker if necessary;

(ii)    Negotiate terms, arrange and execute financing agreements;

(iii)    Manage relationships between the Company and its lenders; and

(iv)    Monitor and oversee the service of the Company’s debt facilities and other borrowings.

3.07 Disposition Services.

The Advisor shall:

(i)    Consult with the Board and provide assistance with the evaluation and approval of potential asset dispositions, sales or other liquidity events; and

(ii)    Structure and negotiate the terms and conditions of transactions pursuant to which Investments may be sold.

ARTICLE 4

AUTHORITY OF ADVISOR

4.01 Powers of the Advisor. Subject to the express limitations set forth in this Agreement, any restrictions imposed by law, rule or regulation and the continuing and exclusive authority of the Board over the management of the Company, the power to direct the management, operation and policies of the Company, including making, financing and disposing of Investments, and the performance of those services described in Article 3 hereof, shall be vested in the Advisor, which shall have the power by itself and shall be authorized and empowered on behalf and in the name of the Company to carry out any and all of the objectives and purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings that it may in its sole discretion deem necessary, advisable or incidental thereto to perform its obligations under this Agreement. The Advisor shall have the power to delegate all or any part of its rights and powers to manage and control the business and affairs of the Company to such officers, employees, Affiliates, agents and representatives of the Advisor or the Company as it may deem appropriate. Any authority delegated by the Advisor to any other Person shall be subject to the limitations on the rights and powers of the Advisor specifically set forth in this Agreement or the Charter.

4.02 Approval by the Board. Notwithstanding the foregoing, the Advisor may not take any action on behalf of the Company without the prior approval of the Board or duly authorized committees thereof if the Charter or Maryland General Corporation Law require the prior approval of the Board. If the Board or a committee of the Board must approve a proposed investment, financing or disposition or chooses to do so, the Advisor will deliver to the Board or committee, as applicable, all documents required by it to evaluate such investment, financing or disposition.

4.03 Modification or Revocation of Authority of Advisor. The Board may, at any time upon the giving of notice to the Advisor, modify or revoke the authority or approvals set forth in Article 3 and this Article 4; provided, however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has committed the Company prior to the date of receipt by the Advisor of such notification.

ARTICLE 5

BANK ACCOUNTS

The Advisor may establish and maintain one or more bank accounts in the name of the Company and the Operating Partnership and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company or the Operating Partnership, under such terms and conditions as the Board may approve, provided that no funds shall be commingled with the funds of the Advisor. The Advisor shall from time to time render appropriate accountings of such collections and payments to the Board and the independent auditors of the Company.

ARTICLE 6

RECORDS AND ACCESS

The Advisor, in the conduct of its responsibilities to the Company, shall maintain, or cause to be maintained, adequate and separate books and records for the Company’s operations in accordance with GAAP, which shall be supported by sufficient documentation to ascertain that such books and records are properly and accurately recorded. Such books and records shall be the property of the Company and shall be available for inspection by the Board and by counsel, auditors and other authorized agents of the Company, at any time or from time to time during normal business hours. The Advisor shall at all reasonable times have access to the books and records of the Company and the Operating Partnership.

ARTICLE 7

LIMITATION ON ACTIVITIES

Notwithstanding any provision in this Agreement to the contrary, the Advisor shall not take any action that, in its sole judgment made in good faith, would: (i) adversely affect the ability of the Company to qualify or continue to qualify as a REIT under the Code unless the Board has determined that the Company will not seek or maintain REIT qualification for the Company; (ii) subject the Company to regulation under the Investment Company Act of 1940, as amended; (iii) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, its Shares or its other securities; (iv) require the Advisor to register as a broker-dealer with the SEC, FINRA or any state; or (v) violate the Charter or Bylaws. In the event an action that would violate (i) through (v) of the preceding sentence but such action has been ordered by the Board, the Advisor shall notify the Board of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event, the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given.

ARTICLES 8

FEES

8.01 Asset Management Fees. The Company shall pay the Advisor or its Affiliates as compensation for the services described in Section 3.03 hereof a monthly fee (the “Asset Management Fee”) in an amount equal to one-twelfth of 1.20% of NAV per annum, before giving effect to any accruals for the Asset Management Fees,

Distribution Fees, the Performance Participation or any Distributions. The Advisor shall submit a monthly invoice to the Company, accompanied by a computation of the Asset Management Fee for the applicable month. The Asset Management Fee shall generally be payable on the last day of the month that immediately follows the month in which such Asset Management Fee was earned, or the first business day following the last day of such month. However, payment of the Asset Management Fee may be deferred or waived, in whole or in part (or received in Shares) as to any transaction in the sole discretion of the Advisor. Any such deferred or waived Asset Management Fees shall be paid to the Advisor or its Affiliates without interest at such subsequent date as the Advisor shall request.

8.02 Payment in Shares or Units of Operating Partnership. The Asset Management Fee may be paid, at the Advisor’s election, in cash or cash equivalent aggregate NAV amounts of Class I Shares or Class I units of the Operating Partnership. If the Advisor elects to receive any portion of its Asset Management Fee in Class I Shares or Class I units of the Operating Partnership, the Advisor may elect to have the Company repurchase such Class I Shares or Class I units of the Operating Partnership from the Advisor at a later date. Class I Shares and Class I units of the Operating Partnership obtained by the Advisor will not be subject to the repurchase limits of the Company’s share repurchase plan or any reduction or penalty for an early repurchase. The Operating Partnership will repurchase any such Class I units of the Operating Partnership for cash based on the then current NAV unless the Board determines that any such repurchase for cash would be prohibited by applicable law or the Charter, in which case such Operating Partnership units will be repurchased for the Company’s Class I Shares with an equivalent aggregate NAV as of such date. The Advisor will have the option of exchanging Class I Shares for an equivalent aggregate NAV amount of Class D Shares, Class S Shares or Class T Shares as of such date and will have registration rights with respect to shares of the Company’s common stock.

8.03 Operating Partnership Interests. An Affiliate of the Advisor has made a capital contribution of $1,000 to the Operating Partnership in exchange for Special OP Units. The Special OP Units shall be entitled to the distributions provided for, and shall be subject to redemption by the Operating Partnership, in accordance with the terms of the Operating Partnership Agreement. To the extent distributions to the Special OP Units are not paid from net sales proceeds, such amounts will count against the limit on Operating Expenses. In the event of termination of this Agreement by the Company for Cause, the Company shall redeem the Special OP Units in exchange for a one-time cash payment to the Advisor’s Affiliate of $1.00.

8.04 Changes to Fee Structure. In the event of Listing, the Company and the Advisor shall negotiate in good faith to establish a fee structure appropriate for a perpetual-life entity.

ARTICLE 9

EXPENSES

9.01 General. In addition to the compensation paid to the Advisor pursuant to Article 8 hereof, the Company shall pay directly or reimburse the Advisor or its Affiliates for all of the expenses paid or incurred by the Advisor or its Affiliates on behalf of the Company or in connection with the services provided to the Company pursuant to this Agreement, including, but not limited to:

(i)    All Organization and Offering Expenses; provided, however, that the Advisor, or an Affiliate of the Advisor, shall be responsible for the payment of the Company’s Organizational and Offering Expenses to the extent the total amount of such expenses exceeds 15.0% of Gross Proceeds from the Company’s offering; provided that within 60 days after the end of the month in which an Offering terminates, the Advisor shall reimburse the Company to the extent the Company incurred Organization and Offering Expenses exceeding 15.0% of the Gross Proceeds raised in the completed Offering;

(ii)    Acquisition Expenses incurred in connection with the selection and acquisition of Investments, including such expenses incurred related to assets pursued or considered but not ultimately acquired by the Company, provided that, notwithstanding anything herein to the contrary, the payment of Acquisition Expenses by the Company shall be subject to the limitations contained in the Company’s Charter;

(iii)    The actual out-of-pocket cost of goods and services used by the Company and obtained from entities not Affiliated with the Advisor;

(iv)    Interest and other costs for borrowed money or securitization transactions, including discounts, points and other similar fees;

(v)    Taxes and assessments on income or Properties, taxes as an expense of doing business and any other taxes otherwise imposed on the Company and its business, assets or income;

(vi)    Out-of-pocket costs associated with insurance required in connection with the business of the Company or by its officers and Board;

(vii)    Expenses of managing, improving, developing, operating and selling Investments owned, directly or indirectly, by the Company, as well as expenses of other transactions relating to such Investments, including but not limited to prepayments, maturities, workouts and other settlements of Loans and other Investments;

(viii)    All out-of-pocket expenses in connection with payments to the Board and meetings of the Board and Stockholders;

(ix)    Personnel and related employment costs incurred by the Advisor or its Affiliates in performing the services described in Article 3 hereof, including but not limited to reasonable salaries and wages, benefits and overhead of all employees directly involved in the performance of such services, provided that no reimbursement shall be made for costs of such employees of the Advisor or its Affiliates to the extent that such employees (A) perform services for which the Advisor receives acquisition fees or Disposition Fees or (B) serve as executive officers of the Company;

(x)    Out-of-pocket expenses of providing services for and maintaining communications with Stockholders, including the cost of preparation, printing, and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;

(xi)    Audit, accounting and legal fees, and other fees for professional services relating to the operations of the Company and all such fees incurred at the request, or on behalf of, the Board or any other committee of the Board;

(xii)    Out-of-pocket costs for the Company to comply with all applicable laws, regulations and ordinances;

(xiii) Expenses connected with payments of Distributions made or caused to be made by the Company to the Stockholders;

(xiv)    Expenses of organizing, redomesticating, merging, liquidating or dissolving the Company or of amending the Charter or the Bylaws; and

(xv)    All other out-of-pocket costs and expenses incurred by the Advisor or its Affiliates in performing the Advisor’s duties hereunder.

9.02 Initial Organization and Offering Expenses.

(i)    The Advisor has agreed to pay, on behalf of the Company, all Organization and Offering Expenses (less Selling Commissions and Distribution Fees) (the “Initial O&O Costs”) through the first anniversary of the date on which the Company satisfies the minimum offering requirement for the Initial Public Offering (the “Escrow Break Anniversary”).

(ii)    The Company shall not be required to reimburse the Advisor for payment of the Initial O&O Costs prior to the Escrow Break Anniversary. Following the Escrow Break Anniversary, the Company will reimburse the Advisor for payment of the Initial O&O Costs ratably over a 36-month period; provided, however, that the Company shall not be obligated to pay any amounts that as a result of such payment would cause the aggregate payments for Organization and Offering Expenses (less Selling Commissions and Distribution Fees) paid to the Advisor to exceed 1% of gross offering proceeds of the Company’s Offerings as of such payment date (the “1% Cap”). Any amounts not reimbursed in any period shall be included in determining any reimbursement for a subsequent period. The Company may, in its sole discretion, pay amounts to the Advisor in excess of the ratable amount for the Initial O&O Costs; provided that the payment of such amounts is not in excess of the 1% Cap.

(iii)    After the Escrow Break Anniversary, the Advisor, in its sole discretion, may pay some or all of the Organization and Offering Expenses but is not required to do so. To the extent the Advisor pays such additional Organization and Offering Expenses, the Company will be obligated to reimburse the Advisor subject to the 1% Cap.

9.03 Timing of and Additional Limitations on Reimbursements.

(i)    Operating Expenses incurred by the Advisor on behalf of the Company and reimbursable pursuant to this Article 9 shall be reimbursed to the Advisor as set forth herein. The Advisor shall prepare a statement documenting the Operating Expenses of the Company during each quarter (the “Quarterly Statement”) and shall deliver the Quarterly Statement to the Company within 45 days after the end of each quarter upon receipt of which the Company shall remit payment within 30 days.

(ii)    Commencing upon the earlier of the fourth fiscal quarter after (i) the Company makes an initial Investment or (ii) six months after commencement of the Initial Public Offering, the following limitation on Operating Expenses shall apply: the Company shall not reimburse the Advisor at the end of any fiscal quarter for Operating Expenses that in the four consecutive fiscal quarters then ended (the “Expense Year”) exceed (the “Excess Amount”) the greater of 2.0% of Average Invested Assets or 25.0% of Net Income (the “2%/25% Guidelines”) for such year unless the Board determines that such excess was justified, based on unusual and nonrecurring factors that the Board deems sufficient. If the Board does not approve such excess as being so justified, any Excess Amount paid to the Advisor during a fiscal quarter shall be repaid to the Company. If the Board determines such excess was justified, then, within 60 days after the end of any fiscal quarter of the Company for which total reimbursed Operating Expenses for the Expense Year exceed the 2%/25% Guidelines, the Advisor, at the direction of the Board, shall cause such fact to be disclosed to the Stockholders in writing (or the Company shall disclose such fact to the Stockholders in the next quarterly report of the Company or by filing a Current Report on Form 8-K with the SEC within 60 days of such quarter end), together with an explanation of the factors the Board considered in determining that such excess expenses were justified. The Company will ensure that such determination will be reflected in the minutes of the meetings of the Board. All figures used in the foregoing computation shall be determined in accordance with GAAP applied on a consistent basis. Based on the date that the Company has made its initial Investment, the limitation set forth in this Section 9.03(ii) shall become applicable commencing October 1, 2018.

(iii)    In addition to limitation set forth in Section 9.03(ii) above and subject to Section 9.03(iv) below, any Operating Expenses paid by the Advisor, incurred by the Company, or otherwise not invoiced to the Company, shall not be reimbursement obligations of the Company if such obligation would directly result in the Company’s NAV per share for any class of Shares for such quarter to be less than $25.00; provided, that the Company may incur and record such obligation to reimburse the Advisor, even if it would result in the Company’s NAV per share for any class of Shares for such quarter to be less than $25.00, if the Board determines that the reasons for the Company’s NAV to be less than $25.00 were unrelated to the Company’s obligation to reimburse the Advisor for certain Operating Expenses.

(iv)    Notwithstanding anything to the contrary, all or a portion of the Operating Expenses that have not been invoiced to the Company in any Quarterly Statement or reimbursed by the Company for any given quarter (“Unreimbursed Operating Expenses”) may be, in the sole discretion of the Advisor, (a) waived by the Advisor, (b) subject to Section 9.03(ii) and (iii) above, reimbursed to the Advisor in any subsequent quarter, or (c) reimbursed to the Advisor in connection with a liquidity event or termination of this Agreement. Any Operating Expenses reimbursed to the Advisor under this Section 9.03(iv) shall be subject to, among other things, the Board approval requirements of Section 9.03(ii).

In the event of a liquidity event or termination of this Agreement, the Company will reimburse Unreimbursed Operating Expenses (i) immediately prior to or upon the occurrence of a liquidity event, including (A) a Listing or (B) a merger, consolidation or a sale of substantially all of the Company’s assets or any similar transaction or any transaction pursuant to which a majority of the Company’s board of directors then in office are replaced or removed, or (ii) upon the termination of this Agreement by the Company or by the Advisor. In each such case, the Company will reimburse the Advisor after the Company has fully invested the proceeds from the Offering and the Stockholders have received, or are deemed to have received, in the aggregate, cumulative distributions equal to their invested capital plus a 6.0% cumulative, non-compounded annual pre-tax return on such invested capital.

The Sponsor and the Advisor hereby agree that any reimbursement of the Unreimbursed Operating Expenses to the Advisor pursuant to this Section 9.03(iv) will be made on a pro rata basis with the reimbursements made pursuant to Section 1.02 of the Reimbursement Agreement between the Company and the Sponsor, dated as of August 10, 2020, as amended.

ARTICLE 10

OTHER SERVICES

Should: (i) the Operating Partnership request that the Advisor or any Affiliate or any manager, officer or employee of the Advisor or Affiliate render services for the Company other than as set forth in this Agreement; or (ii) there be changes to the regulatory environment in which the Advisor or Company operates that would increase significantly the level of services performed such that the costs and expenses borne by the Advisor for which the Advisor is not entitled to separate reimbursement for personnel and related employment direct costs and overhead under Article 9 of this Agreement would increase significantly, such services shall be separately compensated at such rates and in such amounts as are agreed by the Advisor and the Independent Directors, subject to the limitations contained in the Charter, and shall not be deemed to be services pursuant to the terms of this Agreement.

ARTICLE 11

VOTING AGREEMENT

The Advisor agrees that, with respect to any Shares now or hereinafter owned by it or its Affiliates, none of them will vote or consent on matters submitted to the Stockholders of the Company regarding: (i) the removal of the Advisor or any of its Affiliates as the Advisor; or (ii) any transaction between the Company and the Advisor or any of its Affiliates. This voting restriction shall survive until such time that the Advisor or any of its Affiliates is no longer serving as the Advisor.

ARTICLE 12

RELATIONSHIP OF ADVISOR AND COMPANY;

OTHER ACTIVITIES OF THE ADVISOR

12.01 Relationship. The Company and the Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers. Nothing herein contained shall prevent the Advisor from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates. Nor shall this Agreement limit or restrict the right of any manager, director, officer, employee or equityholder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other Person. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein. The Advisor shall promptly disclose to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, that creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other Person.

12.02 Time Commitment. The Advisor shall, and shall cause its Affiliates and their respective employees, officers and agents to, devote to the Company such time as shall be reasonably necessary to conduct the business and affairs of the Company in an appropriate manner consistent with the terms of this Agreement. The Company acknowledges that the Advisor and its Affiliates and their respective employees, officers and agents may also engage in activities unrelated to the Company and may provide services to Persons other than the Company or any of its Affiliates.

12.03 Investment Opportunities and Allocation. The Advisor shall be required to use commercially reasonable efforts to present a continuing and suitable investment program to the Company that is consistent with the investment policies and objectives of the Company, but neither the Advisor nor any Affiliate of the Advisor shall be obligated to present any particular Investment opportunity to the Company even if the opportunity is of a character that, if presented to the Company, could be taken by the Company. In the event an Investment opportunity is identified, the allocation procedures set forth under the caption “Conflicts of Interest—Allocation of Investment Opportunities” in any Prospectus (as may be amended from time to time) shall govern the allocation of the opportunity among the Company, any of its Affiliates and any investment vehicles sponsored or managed by the Sponsor or any of their Affiliates.

ARTICLE 13

THE CANTOR NAME

The Company acknowledges and agrees that the Sponsor and its Affiliates have a proprietary interest in the name “Cantor.” Except upon the express prior written consent of Sponsor, on a case by case basis, which if given, may be withdrawn at any time in the sole discretion of Sponsor, the Company shall not (and shall cause its Affiliates and each of its and their partners, officers, directors, employees and agents, whether present or future (collectively, “Personnel”) not to): (i) use, apply for or register in any manner, form or jurisdiction whatsoever any of Sponsor’s or any of Sponsor’s Affiliates’ name(s), trade name(s), logo(s), trademark(s), service mark(s), business, trade or corporate name(s), Internet domain name(s), social media/username domain(s), or sub-domain name(s), in each case, whether registered or unregistered, or any variations, translations, or transliterations thereof, or any terms confusingly similar to any of the foregoing, including without limitation, the name “Cantor” (collectively, the “Names and Marks”), or (ii) sublicense the Names and Marks to any third party or grant any third party the right to use the Names and Marks.

The Company acknowledges and agrees (and shall cause its Personnel to acknowledge and agree) that: (i) Sponsor is and shall remain at all times the sole and exclusive owner of all right, title and interest in and to the Names and Marks and any and all proprietary rights therein and thereto, (ii) nothing contained herein creates, shall create, nor shall be construed as a grant of, any right, title or interest in or to any Names and Marks or any proprietary rights therein or thereto, (iii) all right, title and interest in and to the Names and Marks is expressly reserved by Sponsor, and (iv) the Company and its Personnel shall keep the Names and Marks free from all liens, mortgages, or other encumbrances.

The Company recognizes the value of the goodwill associated with the Names and Marks and the proprietary rights therein and thereto. Should Sponsor provide its written consent to use the Names and Marks, the Company agrees that (i) any use of the Names and Marks and any goodwill arising therefrom, shall inure solely to the benefit of Sponsor, (ii) it will use the Names and Marks only in accordance with and subject to Sponsor’s specification, direction and information, and (iii) it shall fully cooperate (and shall ensure that its Personnel fully cooperate) with Sponsor as reasonably required from time to time by Sponsor to perfect or otherwise secure all rights, title and interest in any and all Names and Marks.

Upon expiration or termination of this Agreement, or upon Sponsor’s withdrawal of any written consent by Sponsor to use the Names and Marks, or if at any time the Company ceases to retain the Advisor or one of its Affiliates to perform advisory services for the Company: (i) all rights granted to the Company under this Agreement shall immediately terminate and revert to Sponsor, (ii) the Company will immediately and permanently cease all use of the Names and Marks, (iii) the Company shall immediately change its name and the names of any of its subsidiaries to a name that does not contain the name “Cantor” or any other word or words that might, in the sole discretion of the Sponsor, be susceptible of indication of some form of relationship between the Company and the Sponsor or any of Sponsor’s Affiliates, and (iv) the Company shall promptly return to Sponsor or, at Sponsor’s option, destroy, at the Company’s expense, all records and copies of technical, marketing, advertising, sales, and promotional material in its possession bearing the Names and Marks. Consistent with the foregoing, it is specifically recognized that the Sponsor or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate loans, real estate-related debt securities and other real estate assets) and financial and service organizations having “Cantor” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company. The Sponsor shall govern the Company’s use of the name “Cantor” and the Company’s use of the “Cantor” name will be in strict accordance with any quality standards and specifications that may be established by the Advisor and communicated to Company from time to time.

ARTICLE 14

TERM AND TERMINATION OF THE AGREEMENT

14.01 Term. This Agreement shall have an initial term of one year from the Effective Date and may be renewed for an unlimited number of successive one-year terms upon mutual consent of the parties. The Company (acting through the Independent Directors) will evaluate the performance of the Advisor annually before renewing this Agreement, and each such renewal shall be for a term of no more than one year. Any such renewal must be approved by the Independent Directors.

14.02 Termination by the Parties. This Agreement may be terminated:

(i)    immediately by the Company or the Operating Partnership for Cause or upon the bankruptcy of the Advisor;

(ii)    upon 60 days written notice without Cause and without penalty by a majority of the Independent Directors of the Company or the Advisor; or

(iii)    upon 60 days written notice with Good Reason by the Advisor.

The provisions of Article 13, Section 14.03 and Articles 16 through 18 of this Agreement shall survive termination of this Agreement.

14.03 Payments on Termination and Survival of Certain Rights and Obligations. Payments to the Advisor pursuant to this Section 14.03 shall be subject to the 2%/25% Guidelines to the extent applicable.

(i)    After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company or the Operating Partnership within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement, subject to the 2%/25% Guidelines to the extent applicable.

(ii)    The Advisor shall promptly upon termination:

(a)    pay over to the Company and the Operating Partnership all money collected and held for the account of the Company and the Operating Partnership pursuant to this Agreement, if any, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(b)    deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(c)    deliver to the Board all assets and documents of the Company then in the custody of the Advisor; and

(d)    cooperate with the Company to provide an orderly transition of advisory functions.

ARTICLE 15

ASSIGNMENT

This Agreement may be assigned by the Advisor with the prior approval of a majority of the Board (and with respect to any assignment to an Affiliate, also with the prior approval of a majority of the Independent Directors). The Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board. This Agreement shall not be assigned by the Company or the Operating Partnership without the consent of the Advisor, except in the case of an assignment by the Company or the Operating Partnership to a corporation or other organization that is a successor to all of the assets, rights and obligations of the Company or the Operating Partnership, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company and the Operating Partnership are bound by this Agreement. Nothing herein shall be deemed to prohibit or otherwise restrict any transfers or additional issuances of equity interests in the Advisor nor shall any such transfer or issuance be deemed an assignment for purposes of this Article 15.

ARTICLE 16

INDEMNIFICATION AND LIMITATION OF LIABILITY

16.01 Indemnification. Except as prohibited by the restrictions provided in this Section 16.01, Section 16.02 and Section 16.03, the Company and the Operating Partnership shall indemnify, defend and hold harmless the Advisor and its Affiliates, including their respective officers, directors, equity holders, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance. Any indemnification of the Advisor may be made only out of the net assets of the Company and not from Stockholders.

Notwithstanding the foregoing, the Company shall not indemnify the Advisors or its Affiliates for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

16.02 Limitation on Indemnification. Notwithstanding the foregoing, the Company and the Operating Partnership shall not provide for indemnification of the Advisor or its Affiliates for any liability or loss suffered by any of them, nor shall any of them be held harmless for any loss or liability suffered by the Company, unless all of the following conditions are met:

(i)    The Advisor or its Affiliates have determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company and the Operating Partnership.

(ii)    The Advisor or its Affiliates were acting on behalf of or performing services for the Company or the Operating Partnership.

(iii)    Such liability or loss was not the result of negligence or misconduct by the Advisor or its Affiliates.

(iv)    Such indemnification or agreement to hold harmless is recoverable only out of the Company’s net assets and not from the Stockholders.

16.03 Limitation on Payment of Expenses. The Company shall pay or reimburse reasonable legal expenses and other costs incurred by the Advisors or its Affiliates in advance of the final disposition of a proceeding only if (in addition to the procedures required by the Maryland General Corporation Law, as amended from time to time) all of the following are satisfied: (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Company or the Operating Partnership, (b) the legal proceeding was initiated by a third party who is not a Stockholder or, if by a Stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement and (c) the Advisor or its Affiliates undertake to repay the amount paid or reimbursed by the Company or the Operating Partnership, together with the applicable legal rate of interest thereon, if it is ultimately determined that the particular indemnitee is not entitled to indemnification.

16.04 Indemnification by Advisor. The Advisor shall indemnify and hold harmless the Company and the Operating Partnership from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor’s bad faith, fraud, willful misconduct or gross negligence; provided, however, that the Advisor shall not be held responsible for any action of the Board in following or declining to follow any advice or recommendation given by the Advisor.

ARTICLE 17

NON-SOLICITATION

During the period commencing on the Effective Date and ending two years following the Termination Date, the Company shall not, without the Advisor’s prior written consent, directly or indirectly; (i) solicit or encourage any person to leave the employment or other service of the Advisor or its Affiliates; or (ii) hire, on behalf of the Company or any other person or entity, any person who has left the employment within the one year period following the termination of that person’s employment with the Advisor or its Affiliates. During the period commencing on the date hereof through and ending two years following the Termination Date, the Company will not, whether for its own account or for the account of any other Person, intentionally interfere with the relationship of the Advisor or its Affiliates with, or endeavor to entice away from the Advisor or its Affiliates, any person who during the term of the Agreement is, or during the preceding two-year period, was a tenant, co-investor, co-developer, joint venturer or other customer of the Advisor or its Affiliates.

ARTICLE 18

MISCELLANEOUS

18.01 Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Charter, the Bylaws or is accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Board, the Company or the Operating Partnership:	Cantor Fitzgerald Income Trust, Inc. 110 East 59th Street New York, New York 10022 Attn: General Counsel

To the Advisor:	Cantor Fitzgerald Income Advisors, LLC 110 East 59th Street New York, New York 10022 Attn: General Counsel

Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section 18.01.

18.02 Modification. This Agreement shall not be changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or permitted assigns.

18.03 Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

18.04 Construction. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York.

18.05 Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

18.06 Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

18.07 Interpretation. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

18.08 Headings. The titles of Articles and Sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

18.09 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

CANTOR FITZGERALD INCOME TRUST, INC.

By:	/s/ Christopher Milner
Name:	Christopher Milner
Title:	President

CANTOR FITZGERALD INCOME TRUST OPERATING PARTNERSHIP, L.P.

By:	Cantor Fitzgerald Income Trust, Inc.,
its General Partner

By:	/s/ Christopher Milner
Name:	Christopher Milner
Title:	President

CANTOR FITZGERALD INCOME ADVISORS, LLC

By:	/s/ Paul Pion
Name:	Paul Pion
Title:	Chief Administrative Officer

Solely with respect to Article 13 and Section 9.03:

CANTOR FITZGERALD INVESTORS, LLC

By:	/s/ Christopher Milner
Name:	Christopher Milner
Title:	President

[Signature Page to Advisory Agreement]